MUELLER WATER PRODUCTS REPORTS
2023 FOURTH QUARTER AND FISCAL YEAR RESULTS

Achieved Net Sales of $301.4 Million in Quarter, $1.3 Billion in Fiscal Year
Earned Net Income per Diluted Share of $0.11 in Quarter, $0.55 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.19 in Quarter, $0.63 in Fiscal Year

ATLANTA, December 13, 2023 - Mueller Water Products, Inc. (NYSE: MWA) today announced financial results for its fourth quarter and fiscal year ended September 30, 2023.
In the fourth quarter, the Company:
•Achieved net sales of $301.4 million, a 9.1 percent decrease as compared with $331.4 million in the prior year quarter
•Reported operating income of $24.9 million as compared with $11.6 million in the prior year quarter and increased adjusted operating income 81.4 percent to $39.9 million as compared with $22.0 million in the prior year quarter
•Reported operating margin of 8.3 percent as compared with 3.5 percent in the prior year quarter and increased adjusted operating margin to 13.2 percent as compared with 6.6 percent in the prior year quarter
•Generated net income of $17.2 million as compared with $7.1 million in the prior year quarter and increased adjusted net income 90.4 percent to $29.7 million as compared with $15.6 million in the prior year quarter
•Reported net income per diluted share of $0.11 as compared with $0.05 in the prior year quarter and increased adjusted net income per diluted share 90.0 percent to $0.19 as compared with $0.10 in the prior year quarter
•Increased adjusted EBITDA 43.5 percent to $55.4 million as compared with $38.6 million in the prior year quarter, resulting in an adjusted EBITDA margin of 18.4 percent as compared with 11.6 percent in the prior year quarter
•Repurchased $10.0 million of common stock
In the fiscal year, the Company:
•Increased net sales 2.3 percent to $1,275.7 million as compared with the prior year of $1,247.4 million
•Reported operating income of $127.4 million as compared with $111.6 million in the prior year and increased adjusted operating income 10.1 percent to $143.3 million as compared with $130.1 million in the prior year
•Reported operating margin of 10.0 percent as compared with 8.9 percent in the prior year and increased adjusted operating margin to 11.2 percent as compared with 10.4 percent in the prior year

•Generated net income of $85.5 million as compared with $76.6 million in the prior year, and increased adjusted net income 7.7 percent to $98.0 million as compared with $91.0 million in the prior year
•Reported net income per diluted share of $0.55 as compared with $0.48 in the prior year, and increased adjusted net income per diluted share 8.6 percent to $0.63 as compared with $0.58 in the prior year
•Increased adjusted EBITDA 3.9 percent to $202.1 million as compared with $194.5 million in the prior year, resulting in adjusted EBITDA margin of 15.8 percent as compared with 15.6 percent in the prior year
•Returned $48.1 million to shareholders through dividends and common stock repurchases
•Increased net cash provided by operating activities $56.7 million to $109.0 million as compared with $52.3 million in the prior year and increased free cash flow $63.8 million to $61.4 million as compared with $(2.4) million in the prior year

“Our team members executed well to finish fiscal 2023 despite a challenging external environment as we increased consolidated net sales and margins and improved cash flow relative to the prior year. Fourth quarter net sales exceeded our August expectations with a 350 basis point year-over-year improvement in gross margin resulting from continued price realization benefits, more moderate inflationary pressures and improved execution by our operations and supply chain teams. Coupled with lower SG&A spending, primarily driven by our previously announced cost actions, our improved gross margin led to the highest quarterly adjusted EBITDA margin in more than two years,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“Though order levels during the fourth quarter were higher than anticipated, we expect to face volume headwinds in 2024 due to the elevated short cycle backlog at the beginning of fiscal 2023, ongoing channel and customer inventory destocking and continued macroeconomic headwinds from higher interest rates. We are focused on delivering the benefits from our capital investments in specialty and large gate valves, and service brass products, as we expect these products to benefit from the increased federal infrastructure funding beyond 2024.
“We have made substantial progress in recovering from the cybersecurity incident announced on October 28, 2023. All of our facilities are operational, and we have substantially returned to normalized operations. I am very thankful for our dedicated employees who have worked tirelessly to support our customers through this difficult time.
“We believe we are at an inflection point with our strategic capital investments and operational improvements, well-positioning us to deliver long-term sustainable organic growth and margin improvements. We have a strong foundation built on our talented and committed employees, industry-leading brands, and deep distribution channel and direct customer relationships. Additionally, our strong balance sheet, liquidity and cash flow allow us to continue to deliver shareholder value by reinvesting in our operations and returning cash to shareholders through our quarterly dividend, which was recently increased for the eighth time since 2014, as well as through share repurchases,” Ms. Zakas concluded.
Consolidated Results
Net sales for the 2023 fourth quarter decreased $30.0 million, or 9.1 percent, to $301.4 million as compared with $331.4 million in the prior year quarter. The decrease in net sales was driven by lower volumes partially offset by higher pricing.

Operating income increased $13.3 million, or 114.7 percent, to $24.9 million as compared with $11.6 million in the prior year quarter, as benefits from higher pricing and lower SG&A expenses more than offset lower volumes and higher costs associated with warranty obligations. Operating income margin was 8.3 percent as compared with 3.5 percent in the prior year quarter.
During the quarter, the Company incurred $9.3 million of strategic reorganization and other charges and a $5.7 million warranty charge at Water Management Solutions, which have been excluded from adjusted results. The strategic reorganization and other charges primarily consisted of expenses associated with the previously announced leadership transition, and restructuring costs.
Adjusted operating income increased $17.9 million, or 81.4 percent, to $39.9 million for the quarter as compared with $22.0 million in the prior year quarter.
Adjusted EBITDA of $55.4 million increased $16.8 million, or 43.5 percent, as compared with $38.6 million in the prior year quarter. Adjusted EBITDA margin improved to 18.4 percent as compared with 11.6 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2023 fourth quarter decreased $17.9 million, or 10.0 percent, to $161.5 million as compared with $179.4 million in the prior year quarter. This decrease was primarily due to lower volumes in iron gate valves, which was partially offset by higher pricing across most product lines and volume growth in service brass products.
Operating income was $27.6 million and adjusted operating income, excluding strategic reorganization and other benefits, was $27.5 million in the quarter. Adjusted operating income increased $7.0 million, or 34.1 percent, compared with the prior year quarter, as benefits from higher pricing, favorable manufacturing performance and lower SG&A expense more than offset lower volumes. Operating income margin was 17.1 percent as compared with 7.5 percent in the prior year quarter.
Adjusted EBITDA of $36.6 million increased $8.6 million, or 30.7 percent, as compared with $28.0 million in the prior year quarter. Adjusted EBITDA margin was 22.7 percent as compared with 15.6 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2023 fourth quarter decreased $12.1 million, or 8.0 percent, to $139.9 million, as compared with $152.0 million in the prior year quarter. This decrease was primarily due to lower volumes in hydrants and water applications, which were partially offset by higher pricing across most product lines.
Operating income was $15.7 million and adjusted operating income, excluding a $5.7 million warranty charge and strategic reorganization and other charges, was $21.9 million in the quarter. Adjusted operating income increased $8.1 million, or 58.7 percent, compared with the prior year quarter, as benefits from higher pricing, lower SG&A expense and lower freight costs more than offset lower volumes. Operating income margin was 11.2 percent as compared with 8.9 percent in the prior year quarter.
Adjusted EBITDA of $29.1 million increased $7.2 million, or 32.9 percent, as compared with $21.9 million in the prior year quarter. Adjusted EBITDA margin was 20.8 percent as compared with 14.4 percent in the prior year quarter.

Interest Expense, Net
Interest expense, net, for the fiscal year was $14.7 million as compared with $16.9 million in the prior year, primarily as a result of higher interest income.
Income Taxes
For the fiscal year, income tax expense was $23.5 million, or 21.6 percent of income before tax, as compared with the prior year effective tax rate of 22.3 percent. The lower effective tax rate for the fiscal year was primarily due to higher benefits from R&D tax credits and lower effective state tax rates due to state apportionment changes.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year increased $56.7 million to $109.0 million as compared with $52.3 million in the prior year period. The increase was primarily driven by improvements in working capital compared with the prior year period, including a sequential decrease in inventories during the fourth quarter.

During the fiscal year, the Company invested $47.6 million in capital expenditures as compared with $54.7 million in the prior year period.

Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the fiscal year increased $63.8 million to $61.4 million as compared with $(2.4) million in the prior year period, primarily due to the increase in cash provided by operating activities.
As of September 30, 2023, Mueller Water Products had $447.4 million of total debt outstanding and $160.3 million of cash and cash equivalents, resulting in a debt leverage ratio of 2.2 times and net debt leverage ratio of 1.4 times. There are no maturities on the Company’s debt financings until June 2029, and its 4.0 percent Senior Notes have no financial maintenance covenants. Based on September 30, 2023, data, the Company had approximately $162.4 million of excess availability under its ABL Agreement, bringing its total liquidity to $322.7 million.
Fiscal 2024 Outlook
The Company anticipates that channel and customer inventory levels will be substantially normalized by the end of the first quarter of fiscal 2024. At the end of fiscal 2023, iron gate valve and hydrant backlogs were normalized, while the backlog for service brass products remained elevated. Due to these factors, the Company expects to face volume headwinds in fiscal 2024 relative to the prior year and anticipates that consolidated net sales will decrease between 3 and 8 percent as compared with fiscal 2023. For fiscal 2024, consolidated net sales seasonality is expected to be closer to pre-pandemic patterns. For example, net sales for the first half of the fiscal year averaged approximately 45 percent of consolidated net sales for the 5-year period from 2015 to 2019. For the first quarter of fiscal 2024, the Company anticipates its consolidated net sales to range between $245 million and $255 million.
The Company continues to evaluate the business, financial and related impacts of the cybersecurity incident announced on October 28, 2023, so the full costs of the incident have not yet been determined. However, the Company anticipates the incident will negatively impact the Company's results. Due to the need for further evaluation of the impacts of the incident, the Company will not provide profitability and margin guidance for the fiscal year at this time. However, the Company currently expects margins to improve in the second half of the year primarily due to its focus on operational and supply chain productivity improvements.

The Company’s expectations for certain additional financial metrics for fiscal 2024 are as follows:
•Total SG&A expenses between $240 million and $245 million
•Net interest expense between $14 million and $15 million
•Effective income tax rate between 23 percent and 25 percent
•Depreciation and amortization between $64 million and $65 million
•Pension expense other than service of approximately $4.0 million
•Capital expenditures between $45 million and $50 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Thursday, December 14, 2023, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-819-5743. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/

(benefits) and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, the ongoing assessment and remediation of the cybersecurity incident announced on October 28, 2023, including; legal, reputational, audit and financial risks resulting therefrom and the effectiveness of the Company’s business continuity plans related thereto, as well as the Company’s ability to recover under its cybersecurity insurance policies; logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.

Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.

About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations and Media Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	September 30,
	2023	2022
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$160.3	$146.5
Receivables, net of allowance for credit losses of $7.3 million and $5.6 million	217.1	228.0
Inventories, net	297.9	278.7
Other current assets	31.5	26.8
Total current assets	706.8	680.0
Property, plant and equipment, net	311.7	301.6
Intangible assets, net	334.0	361.2
Goodwill, net	93.7	98.6
Other noncurrent assets	58.8	56.7
Total assets	$1,505.0	$1,498.1

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.7	$0.8
Accounts payable	102.9	122.8
Other current liabilities	115.2	117.4
Total current liabilities	218.8	241.0
Long-term debt	446.7	446.1
Deferred income taxes	73.8	86.3
Other noncurrent liabilities	54.2	55.4
Total liabilities	793.5	828.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized, none outstanding at September 30, 2023 and 2022	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 155,871,932 and 155,844,138 shares outstanding at September 30, 2023 and 2022, respectively	1.6	1.6
Additional paid-in capital	1,240.4	1,279.6
Accumulated deficit	(481.8)	(567.3)
Accumulated other comprehensive loss	(48.7)	(44.6)
Total stockholders’ equity	711.5	669.3
Total liabilities and stockholders’ equity	$1,505.0	$1,498.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$301.4	$331.4	$1,275.7	$1,247.4
Cost of sales (1)	213.0	245.8	896.2	883.1
Gross profit	88.4	85.6	379.5	364.3
Operating expenses:
Selling, general and administrative	54.2	63.6	241.9	238.7
Strategic reorganization and other charges (2)	9.3	3.6	10.2	7.2
Goodwill impairment	—	6.8	—	6.8
Total operating expenses	63.5	74.0	252.1	252.7
Operating income	24.9	11.6	127.4	111.6
Pension expense (benefit) other than service	0.9	(1.0)	3.7	(3.9)
Interest expense, net	3.3	3.9	14.7	16.9
Income before income taxes	20.7	8.7	109.0	98.6
Income tax expense	3.5	1.6	23.5	22.0
Net income	$17.2	$7.1	$85.5	$76.6

Net income per basic share	$0.11	$0.05	$0.55	$0.49

Net income per diluted share	$0.11	$0.05	$0.55	$0.48

Weighted average shares outstanding:
Basic	156.3	156.3	156.3	157.4
Diluted	157.0	157.0	156.8	158.0

Dividends declared per share	$0.061	$0.058	$0.244	$0.232

(1) For the years ended September 30, 2023 and 2022, the Company recorded charges of $5.7 million and $4.5 million, respectively, in connection with its warranty obligations.
(2) For the year ended September 30, 2023, Strategic reorganization and other charges primarily relate to expenses associated with the leadership transition, other restructuring charges related to severance in addition to certain transaction-related expenses. For the year ended September 30, 2022, Strategic reorganization and other charges primarily relate to transaction expenses, plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, and the Albertville tragedy.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2023	2022
	(in millions)
Operating activities:
Net income	$85.5	$76.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.4	32.0
Amortization	28.1	28.5
Gain on sale of assets	(4.0)	—
Goodwill impairment	—	6.8
Stock-based compensation	8.5	8.7
Pension cost (benefit)	4.4	(2.6)
Deferred income taxes	(14.4)	(3.5)
Inventory reserve provision	0.4	1.6
Other, net	0.9	1.3
Changes in assets and liabilities, net of acquisition:
Receivables, net	10.9	(17.8)
Inventories	(19.9)	(98.3)
Other assets	(3.3)	1.3
Accounts payable	(19.7)	32.2
Other current liabilities	(2.0)	(8.5)
Other noncurrent liabilities	(0.8)	(6.0)
Net cash provided by operating activities	109.0	52.3
Investing activities:
Capital expenditures	(47.6)	(54.7)
Acquisition, net of cash acquired	—	(0.2)
Proceeds from sales of assets	5.5	—
Net cash used in investing activities	(42.1)	(54.9)
Financing activities:
Dividends paid	(38.1)	(36.5)
Stock repurchased under buyback program	(10.0)	(35.0)
Employee taxes related to stock-based compensation	(2.3)	(1.8)
Common stock issued	2.7	2.0
Payments for finance lease obligations	(1.1)	(0.7)
Net cash used in financing activities	(48.8)	(72.0)
Effect of currency exchange rate changes on cash	(4.3)	(6.4)
Net change in cash and cash equivalents	13.8	(81.0)
Cash and cash equivalents at beginning of year	146.5	227.5
Cash and cash equivalents at end of year	$160.3	$146.5

Supplemental cash flow information:
Cash paid for interest	$15.1	$19.2
Cash paid for income taxes	$37.7	$26.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$161.5	$139.9	$—	$301.4

Gross profit (1)	$47.5	$40.9	$—	$88.4
Selling, general and administrative expenses	20.0	24.7	9.5	54.2
Strategic reorganization and other (benefits) charges (2)	(0.1)	0.5	8.9	9.3
Operating income (loss)	$27.6	$15.7	$(18.4)	$24.9

Operating margin	17.1%	11.2%		8.3%

Capital expenditures	$10.3	$4.9	$—	$15.2

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$17.2
Warranty charge (1)				5.7
Strategic reorganization and other charges (2)				9.3
Income tax benefit of adjusting items				(2.5)
Adjusted net income				$29.7

Weighted average diluted shares outstanding				157.0

Adjusted net income per diluted share				$0.19

Net income				$17.2
Income tax expense (3)				3.5
Interest expense, net (3)				3.3
Pension expense other than service (3)				0.9
Operating income (loss)	$27.6	$15.7	$(18.4)	24.9
Warranty charge (1)	—	5.7	—	5.7
Strategic reorganization and other (benefits) charges (2)	(0.1)	0.5	8.9	9.3
Adjusted operating income (loss)	27.5	21.9	(9.5)	39.9
Pension expense other than service (3)	—	—	(0.9)	(0.9)
Depreciation and amortization	9.1	7.2	0.1	16.4
Adjusted EBITDA	$36.6	$29.1	$(10.3)	$55.4

Adjusted operating margin	17.0%	15.7%		13.2%
Adjusted EBITDA margin	22.7%	20.8%		18.4%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$56.5
Less capital expenditures				15.2
Free cash flow				$41.3

(1) Gross profit includes a charge of $5.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other (benefits) charges primarily relate to expenses associated with the leadership transition and other restructuring charges related to severance.
(3) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$179.4	$152.0	$—	$331.4

Gross profit	$42.5	$43.1	$—	$85.6
Selling, general and administrative expenses	22.0	29.3	12.3	63.6
Strategic reorganization and other charges (1)	0.2	0.2	3.2	3.6
Goodwill impairment	6.8	—	—	6.8
Operating income (loss)	$13.5	$13.6	$(15.5)	$11.6

Operating margin	7.5%	8.9%		3.5%

Capital expenditures	$13.8	$4.2	$—	$18.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$7.1
Strategic reorganization and other charges (1)				3.6
Goodwill impairment				6.8
Income tax benefit of adjusting items				(1.9)
Adjusted net income				$15.6

Weighted average diluted shares outstanding				157.0

Adjusted net income per diluted share				$0.10

Net income				$7.1
Income tax expense (2)				1.6
Interest expense, net (2)				3.9
Pension benefit other than service (2)				(1.0)
Operating income (loss)	$13.5	$13.6	$(15.5)	11.6
Strategic reorganization and other charges (1)	0.2	0.2	3.2	3.6
Goodwill impairment	6.8	—	—	6.8
Adjusted operating income (loss)	20.5	13.8	(12.3)	22.0
Pension benefit other than service (2)	—	—	1.0	1.0
Depreciation and amortization	7.5	8.1	—	15.6
Adjusted EBITDA	$28.0	$21.9	$(11.3)	$38.6

Adjusted operating margin	11.4%	9.1%		6.6%
Adjusted EBITDA margin	15.6%	14.4%		11.6%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$31.8
Less capital expenditures				18.0
Free cash flow				$13.8

(1) Strategic reorganization and other charges primarily relate to transaction expenses.
(2) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$634.4	$641.3	$—	$1,275.7

Gross profit (1)	$164.9	$214.6	$—	$379.5
Selling, general and administrative expenses	85.3	106.9	49.7	241.9
Strategic reorganization and other charges (2)	—	1.7	8.5	10.2
Operating income (loss)	$79.6	$106.0	$(58.2)	$127.4

Operating margin	12.5%	16.5%		10.0%

Capital expenditures	$33.4	$14.2	$—	$47.6

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$85.5
Warranty charge (1)				5.7
Strategic reorganization and other charges (2)				10.2
Income tax benefit of adjusting items				(3.4)
Adjusted net income				$98.0

Weighted average diluted shares outstanding				156.8

Adjusted net income per diluted share				$0.63

Net income				$85.5
Income tax expense (3)				23.5
Interest expense, net (3)				14.7
Pension expense other than service (3)				3.7
Operating income (loss)	$79.6	$106.0	$(58.2)	127.4
Warranty charge (1)	—	5.7	—	5.7
Strategic reorganization and other charges (2)	—	1.7	8.5	10.2
Adjusted operating income (loss)	79.6	113.4	(49.7)	143.3
Pension expense other than service (3)	—	—	(3.7)	(3.7)
Depreciation and amortization	32.8	29.5	0.2	62.5
Adjusted EBITDA	$112.4	$142.9	$(53.2)	$202.1

Adjusted operating margin	12.5%	17.7%		11.2%
Adjusted EBITDA margin	17.7%	22.3%		15.8%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.7
Long-term debt				446.7
Total debt				$447.4
Less cash and cash equivalents				160.3
Net debt				$287.1

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$109.0
Less capital expenditures				47.6
Free cash flow				$61.4

(1) Gross profit includes a charge of $5.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges includes expenses associated with the leadership transition, other restructuring charges related to severance in addition to certain transaction-related expenses.

(3) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$714.1	$533.3	$—	$1,247.4

Gross profit (1)	$212.4	$151.9	$—	$364.3
Selling, general and administrative expenses	87.1	102.8	48.8	238.7
Strategic reorganization and other charges (2)	0.2	0.4	6.6	7.2
Goodwill Impairment	6.8	—	—	6.8
Operating income (loss)	$118.3	$48.7	$(55.4)	$111.6

Operating margin	16.6%	9.1%		8.9%

Capital expenditures	$43.4	$11.3	$—	$54.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$76.6
Warranty charge (1)				4.5
Strategic reorganization and other charges (2)				7.2
Goodwill impairment				6.8
Income tax benefit of adjusting items				(4.1)
Adjusted net income				$91.0

Weighted average diluted shares outstanding				158.0

Adjusted net income per diluted share				$0.58

Net income				$76.6
Income tax expense (3)				22.0
Interest expense, net (3)				16.9
Pension benefit other than service (3)				(3.9)
Operating income (loss)	$118.3	$48.7	$(55.4)	111.6
Warranty charge (1)	—	4.5	—	4.5
Strategic reorganization and other charges (2)	0.2	0.4	6.6	7.2
Goodwill impairment	6.8	—	—	6.8
Adjusted operating income (loss)	125.3	53.6	(48.8)	130.1
Pension benefit other than service (3)	—	—	3.9	3.9
Depreciation and amortization	30.0	30.3	0.2	60.5
Adjusted EBITDA	$155.3	$83.9	$(44.7)	$194.5

Adjusted operating margin	17.5%	10.1%		10.4%
Adjusted EBITDA margin	21.7%	15.7%		15.6%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				446.1
Total debt				446.9
Less cash and cash equivalents				146.5
Net debt				$300.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.5x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$52.3
Less capital expenditures				54.7
Free cash flow				$(2.4)

(1) Gross profit includes a charge of $4.5 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to transaction expenses, plant closures in Aurora, Illinois and British Columbia, Canada, and the Albertville tragedy.
(3) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.